Exhibit 10.2

WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND ASSUMED BY
WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

RESTRICTED SHARE UNIT AWARD AGREEMENT
(Time-Based Restricted Share Units)

THIS RESTRICTED SHARE UNIT AGREEMENT (this “Agreement”) , effective as of [insert date] is made by and between Willis Group Holdings Public Limited Company and any successor thereto, hereinafter referred to as the “Company”, and the individual (the “Executive”) who has duly completed, executed and delivered the Award Acceptance Form, a copy of which is attached hereto as Schedule A, and which is deemed to be a part hereof (the “Acceptance Form”) and, if applicable, the Agreement of Restrictive Covenants and Other Obligations, a copy of which is set out in Schedule C attached hereto and deemed to be a part hereof;

WHEREAS, the Company wishes to carry out the Plan (as hereinafter defined), the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee (as hereinafter defined) has determined that it would be to the advantage and best interest of the Company and its shareholders to grant an award of Restricted Share Units (as hereinafter defined) provided for herein to the Executive as an incentive for increased efforts during the Executive’s employment with the Company or its Subsidiaries (as hereinafter defined), and has advised the Company thereof and instructed the undersigned officer to prepare said Restricted Share Unit Award;

NOW, THEREFORE, the parties hereto do hereby agree as follows:

ARTICLE I

DEFINITIONS

Defined terms used in this Agreement shall have the meaning specified in the Plan or below unless the context clearly indicates to the contrary.

Section 1.1 — Act

“Act” shall mean the Companies Act 1963 of Ireland.

Section 1.2  — Board

“Board” shall mean the board of directors of the Company or any duly authorized committee thereof.

Section 1.3 — Cause

“Cause” shall mean (i) the Executive’s continued and/or chronic failure to adequately and/or competently perform his material duties with respect to the Company or its Subsidiaries after having been provided reasonable notice of such failure and a period of at least ten days after the Executive’s receipt of such notice to cure and/or correct such performance failure, (ii) willful misconduct by the Executive in connection with the Executive’s employment which is injurious to the Company or its Subsidiaries (willful misconduct shall be understood to include, but not be limited to, any breach of the duty of loyalty owed by the Executive to the Company or its Subsidiaries), (iii) conviction of any criminal act (other than minor road traffic violations not involving imprisonment), (iv) any breach of the Executive’s restrictive covenants and other obligations as provided in Schedule C to this Agreement (if applicable), in the Executive’s employment agreement (if any), or any other non-compete agreement and/or confidentiality agreement entered into between the Executive and the Company or any of its Subsidiaries (other than an insubstantial, inadvertent and non-recurring breach), or (v) any material violation of any written Company policy after reasonable notice and an opportunity to cure such violation within ten (10) days after the Executive’s receipt of such notice.

Section 1.4  — Committee

“Committee” shall mean the Compensation Committee of the Board (or if no such committee is appointed, the Board, provided that a majority of the Board are “independent directors” for the purpose of the rules and regulations of the New York Stock Exchange).

Section 1.5  — Grant Date

“Grant Date” shall mean [insert date].

Section 1.6  — Permanent Disability

The Executive shall be deemed to have a “Permanent Disability” if the Executive meets the requirements of the definition of such term, or of an equivalent term, as defined in the Company’s or Subsidiary’s long-term disability plan applicable to the Executive or, if no such plan is applicable, in the event the Executive is unable by reason of physical or mental illness or other similar disability, to perform the material duties and responsibilities of his job for a period of 180 consecutive business days out of 270 business days.

Section 1.7  — Plan

“Plan” shall mean the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time.

Section 1.8  — Pronouns

The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

Section 1.9  — Restricted Share Units or RSUs

“Restricted Share Units” or “RSUs” shall mean a conditional right to receive Ordinary Shares pursuant to the terms of the Plan upon vesting and settlement, as set forth in Section 3.1 of this Agreement.

Section 1.10  — Shares or Ordinary Shares

“Shares” or “Ordinary Shares” means ordinary shares of the Company, nominal value of $0.000115 each, which may be authorised but unissued.

Section 1.11 — Subsidiary

“Subsidiary” shall mean with respect to the Company, any subsidiary of the Company within the meaning of Section 155 of the Act.

Section 1.12  — Willis Group

“Willis Group” shall mean the Company and its Subsidiaries, collectively.

ARTICLE II

GRANT OF RESTRICTED SHARE UNITS

Section 2.1  — Grant of the Restricted Share Units

Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement, including any country-specific provisions set forth in Schedule B to this Agreement, the Company hereby grants to the Executive the number of RSUs stated in the Acceptance Form. In circumstances where the Executive is required to enter into the Agreement of Restrictive Covenants and Other Obligations set forth in Schedule C, the Executive agrees that the grant of RSUs pursuant to this Agreement is sufficient consideration for the Executive entering into such agreement.

Section 2.2  — RSU Payment

The Shares to be issued upon vesting and settlement of the RSUs must be fully paid up prior to issuance of Shares by payment of the nominal value (US$0.000115) per Share. The Committee shall ensure that payment of the nominal value for any Shares underlying the RSUs is received by it on behalf of the Executive at the time the RSUs vest from a Subsidiary or other source and shall establish any procedures or protocols necessary to ensure that payment is timely received.

Section 2.3  — Employment Rights

Subject to the terms of the Agreement of Restrictive Covenants and Other Obligations, where applicable, the rights and obligations of the Executive under the terms of his office or employment with the Company or any Subsidiary shall not be affected by his participation in this Plan or any right which he may have to participate in it. The RSUs and the Executive’s participation in the Plan will not be interpreted to form an employment agreement with the Company or any Subsidiary. The Executive hereby waives any and all rights to compensation or damages in consequence of the termination of his office or employment for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to vest in his RSUs as a result of such termination. If, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Executive shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims.

Section 2.4  — Adjustments in RSUs Pursuant to Merger, Consolidation, etc.

Subject to Sections 8 and 9 of the Plan, in the event that the outstanding Shares subject to RSUs are, from time to time, changed into or exchanged for a different number or kind of Shares or other securities, by reason of a share split, spin-off, shares or extraordinary cash dividend, share combination or reclassification, recapitalization or merger, Change of Control, or similar event, the Committee shall, in its absolute discretion, make an appropriate and equitable adjustment in the number and kind of Shares. In the event of a Change of Control and regardless of whether the RSUs are assumed or substituted by a successor company, the RSUs shall not immediately vest unless the Committee so determines at the time of the Change of Control, in its absolute discretion, on such terms and conditions that the Committee deems appropriate. Any such adjustment or determination made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. An adjustment may have the effect of reducing the price at which Shares may be acquired to less than their nominal value (the “Shortfall”), but only if and to the extent that the Committee shall be authorized to capitalize from the reserves of the Company a sum equal to the Shortfall and to apply that sum in paying up that amount on the Shares.

Section 2.5 — Employee Costs

The Executive must make full payment to the Company or any Subsidiary by which the Executive is employed (the “Employer”) of all income tax, payroll tax, payment on account, and social insurance contribution amounts (“Tax”), which under federal, state, local or foreign law, it is required to withhold upon vesting, settlement or other tax event of the RSUs. In a case where any Employer is obliged to (or would suffer a disadvantage if it were not to) account for any Tax (in any jurisdiction) for which the Executive is liable by virtue of the Executive’s participation in the Plan and/or any social insurance contributions recoverable from and legally applicable to the Executive (the “Tax-Related Items”), the Executive will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-

Related Items. In this regard, the Executive may elect to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

(i) withholding from the Executive’s wages or other cash compensation paid to the Executive by the Company and/or the Employer; or

(ii) withholding from proceeds of the sale of Shares issued upon vesting of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Executive’s behalf pursuant to this authorization); or

(iii) withholding in Shares to be issued upon vesting of the RSUs, to the extent the Company permits this method of withholding.

To avoid any negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Executive is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Executive’s participation in the Plan.

Finally, the Executive shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Executive’s participation in the Plan that cannot be satisfied by the means previously described.

Section 2.6 — Clawback Policy

The Company may cancel all or part of the RSUs or require payment by the Executive to the Company of all or part of any amount or Shares acquired by the Executive upon vesting and settlement of the RSUs pursuant to the Company’s Clawback Policy dated December 2009, as amended from time to time, except to the extent prohibited under applicable law.

ARTICLE III

PERIOD OF VESTING AND ISSUANCE OF SHARES

Section 3.1  — Vesting Schedule and Forfeiture Provisions

(a) Subject to the Executive’s continued employment with the Willis Group through the applicable vesting date (set forth in the left column), the RSUs shall vest as follows and become payable in accordance with Section 3.2 below:

Percentage of Shares as to which
Date RSUs Become Vested	RSUs Become Vested

On [insert date]	[insert] %
On [insert date]	[insert] %
On [insert date]	[insert] %

(b) In the event of a termination of the Executive’s employment with Willis Group any unvested RSUs will be forfeited immediately by the Executive, subject to, and except as otherwise specified within, the terms and conditions of Sections 3.1(c) to 3.1(f) below.

(c) In the event of a termination of the Executive’s employment as a result of death or Permanent Disability, the RSUs shall become fully vested with respect to all Shares underlying such RSUs on the termination date.

(d) In the event of a termination of the Executive’s employment for reasons other than death, Permanent Disability or Cause, the Committee may, in its sole discretion, accelerate the vesting of all or a portion of the RSUs. If no determination is made as of the date of termination, then the RSUs shall, to the extent not then vested, be immediately forfeited by the Executive.

(e) Unless otherwise determined by the Committee, in its sole discretion, the termination date for purposes of this Section 3.1 and the Agreement will be the later of (i) the last day of the Executive’s active employment with the Company or any Subsidiary or (ii) the last day of any notice period or garden leave, as provided for under the Executive’s employment or service contract or local law.

(f) In the event of a Change of Control, the RSUs shall not automatically vest and the Committee shall have the sole discretion to accelerate the vesting of the RSUs without regard to whether the RSUs are assumed or substituted by a successor company.

(g) The Executive agrees to execute and deliver the following agreements or other documents in connection with the grant of the RSUs within the period set forth below:

(i) the Executive must execute the Agreement of Restrictive Covenants and Other Obligations pursuant to Article VI below, if applicable, and deliver it to the Company within 45 days of the receipt of this Agreement;

(ii) the Executive must execute the form of joint election as described in Schedule B for the United Kingdom and deliver it to his employing company within 45 days of the receipt of this Agreement; and

(iii) the Executive must execute the Acceptance Form and deliver it to the Company within 45 days of the receipt of this Agreement.

(h) The Committee may, in its sole discretion, cancel the RSUs if the Executive fails to execute and deliver the agreements and documents within the period set forth in Section 3.1(g).

(i) Shares subject to RSUs that vest shall be delivered within one month following the applicable vesting date.

Section 3.2  — Conditions to Issuance of Shares

The Shares to be delivered upon the vesting date of the RSUs, in accordance with Section 3.1 of this Agreement, may be either previously authorized but unissued Shares or issued Shares held by any other person. Such Shares shall be fully paid. The Company shall not be required to deliver any certificates representing such Shares (or their electronic equivalent) allotted and issued upon the applicable date of the vesting of the RSUs prior to fulfillment of all of the following conditions, and in any event Subject to Section 409A of the Code for U.S. taxpayers:

(a) The obtaining of approval or other clearance from any state, federal, local or foreign governmental agency which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and

(b) The Executive has paid or made arrangements to pay the Tax-Related Items pursuant to Section 2.5.

Without limiting the generality of the foregoing, the Committee may in the case of U.S. resident employees of the Company or any of its Subsidiaries require an opinion of counsel reasonably acceptable to it to the effect that any subsequent transfer of Shares acquired on the vesting of RSUs does not violate the Exchange Act and may issue stop-transfer orders in the U.S. covering such Shares.

Section 3.3  — Rights as Shareholder

The Executive shall not be, nor have any of the rights or privileges of, a shareholder of the Company in respect of any Shares that may be received upon the settlement of the RSUs unless and until certificates representing such Shares or their electronic equivalent shall have been issued by the Company to the Executive.

Section 3.4  — Limitation on Obligations

The Company’s obligation with respect to the RSUs granted hereunder is limited solely to the delivery to the Executive of Shares within the period when such Shares are due to be delivered hereunder, and in no way shall the Company become obligated to pay cash in respect of such obligation. The RSUs shall not be secured by any specific assets of the Company or any of its Subsidiaries, nor shall any assets of the Company or any of its Subsidiaries be designated as attributable or allocated to the satisfaction of the Company’s obligations under this Agreement. In addition, the Company shall not be liable to the Executive for damages relating to any delays in issuing the share certificates or its electronic equivalent to the Executive (or his designated entities), any loss of the certificates, or any mistakes or errors in the issuance of the certificates (or the electronic equivalent) to the Executive (or his designated entities) or in the certificates themselves.

ARTICLE IV

ADDITIONAL TERMS AND CONDITIONS OF THE RSUs

Section 4.1 — Nature of Award

In accepting the RSUs, the Executive acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Company, is discretionary in nature and may be amended, suspended or terminated by the Company at any time;

(b) the RSU award is voluntary and occasional and does not create any contractual or other right to receive future RSU awards, or benefits in lieu of a RSU, even if RSU awards have been granted repeatedly in the past;

(c) all decisions with respect to future RSUs, if any, will be at the sole discretion of the Company;

(d) the Executive’s participation in the Plan is voluntary;

(e) the RSUs and any Shares acquired under the Plan are not intended to replace any pension rights or compensation under any pension arrangement;

(f) the RSUs and any Shares acquired under the Plan are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, dismissal, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to past services for, the Employer, the Company or any Subsidiary;

(g) the future value of the Shares underlying the RSUs is unknown and cannot be predicted with certainty; and

(h) no claim or entitlement to compensation or damages shall arise from the forfeiture of the RSUs or the Shares underlying the RSUs in the event of the Executive’s termination of employment (whether or not in breach of contract or local labor laws and whether or not later found to be invalid), and in consideration of the RSU award to which the Executive is otherwise not entitled, the Executive irrevocably agrees never to institute any claim against the Company or any Subsidiary, waives his ability, if any, to bring any such claim, and releases the Company and any Subsidiary from any such claim.

Section 4.2 — No Advice Regarding Grant

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Executive’s participation in the Plan, the issuance of Shares upon vesting of the RSUs or sale of the Shares. The Executive is hereby advised to consult with his own personal tax, legal and financial advisors regarding his participation in the Plan before taking any action related to the Plan.

ARTICLE V

DATA PRIVACY NOTICE AND CONSENT

Section 5 — Data Privacy

(a) The Executive hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Executive’s personal data as described in this Agreement and any other RSU materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the exclusive purpose of implementing, administering and managing the Executive’s participation in the Plan.

(b) The Executive understands that the Company and the Employer may hold certain personal information about the Executive, including, but not limited to, the Executive’s name, home address, telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all RSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Executive’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Data”).

(c) The Executive understands that Data will be transferred to Morgan Stanley Smith Barney or to any other third party assisting in the implementation, administration and management of the Plan. The Executive understands that the recipients of the Data may be located in the Executive’s country or elsewhere, and that the recipients’ country (e.g., Ireland) may have different data privacy laws and protections from the Executive’s country. The Executive understands that he may request a list with the names and addresses of any potential recipients of the Data by contacting his local human resources representative. The Executive authorizes the Company, Morgan Stanley Smith Barney and any other recipients of Data which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his participation in the Plan. The Executive understands that Data will be held only as long as is necessary to implement, administer and manage the Executive’s participation in the Plan. The Executive understands that he may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his local human resources representative. The Executive understands, however, that refusing or withdrawing his consent may affect the Executive’s ability to participate in the Plan. For more information on the consequences of the Executive’s refusal to consent or withdrawal of consent, the Executive understands that he may contact his local human resources representative.

ARTICLE VI

AGREEMENT OF RESTRICTIVE COVENANTS AND OTHER OBLIGATIONS

Section 6 — Restrictive Covenants and Other Obligations

In consideration of the grant of RSUs, the Executive shall enter into the Agreement of Restrictive Covenants and Other Obligations, a copy of which is attached hereto as Schedule C. In the event the Executive does not sign and return the Agreement of Restrictive Covenants and Other Obligations within 45 days of receipt of this Agreement. the Committee may, in its sole discretion, cancel the RSUs. If no such agreement is required, Schedule C shall state none or not applicable.

ARTICLE VII

MISCELLANEOUS

Section 7.1 — Administration

The Committee shall have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Executive, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the RSUs. In its absolute discretion, the Committee may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan and this Agreement.

Section 7.2 — RSUs Not Transferable

Neither the RSUs nor any interest or right therein or part thereof shall be subject to the debts, contracts or engagements of the Executive or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 7.2 shall not prevent transfers made solely for estate planning purposes or under a will or by the applicable laws of inheritance.

Section 7.3 — Binding Effect

The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

Section 7.4 — Notices

Any notice to be given under the terms of this Agreement to the Company shall be addressed to the Company at the following address:

Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
Attention: Share Plans

and any notice to be given to the Executive shall be at the address set forth in the RSUs Acceptance Form.

By a notice given pursuant to this Section 7.4, either party may hereafter designate a different address for notices to be given to him. Any notice that is required to be given to the Executive shall, if the Executive is then deceased, be given to the Executive’s personal representatives if such representatives have previously informed the Company of their status and address by written notice under this Section 7.4. Any notice shall have been deemed duly given when sent by facsimile or enclosed in a properly sealed envelope or wrapper addressed as aforesaid, deposited (with postage prepaid) in a post office or branch post office regularly maintained by the United States Postal Service or the United Kingdom’s Post Office or in the case of a notice given by an Executive resident outside the United States of America or the United Kingdom, sent by facsimile or by a recognized international courier service.

Section 7.5 — Titles

Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

Section 7.6 — Applicability of Plan

The RSUs and the Shares underlying the RSUs shall be subject to all of the terms and provisions of the Plan, to the extent applicable to the RSUs and the underlying Shares. In the event of any conflict between this Agreement and the Plan, the terms of the Plan shall control.

Section 7.7 — Amendment

This Agreement may be amended only by a document executed by the parties hereto, which specifically states that it is amending this Agreement.

Section 7.8 — Governing Law

This Agreement shall be governed by, and construed in accordance with the laws of Ireland without regard to its conflict of law provisions; provided, however, that the Agreement of Restrictive Covenants and Other Obligations, if applicable, shall be governed by and construed in accordance with the laws specified in that agreement.

Section 7.9 — Jurisdiction

The courts of the state of New York shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with this Agreement and, for such purposes, the parties hereto irrevocably submit to the jurisdiction of such courts; provided, however, where applicable, that with respect to the Agreement of Restrictive Covenants and Other Obligations the courts specified in such agreement shall have jurisdiction to hear and determine any suit, action or proceeding and to settle any disputes which may arise out of or in connection with that agreement.

Section 7.10 — Electronic Delivery and Acceptance

The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Executive hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company. Further, this Agreement has been executed on behalf of the Company electronically and the Executive accepts the electronic signature of the Company.

Section 7.11 — Language

If the Executive has received this Agreement, or any other document related to the RSUs and/or the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control.

Section 7.12 — Severability

The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

Section 7.13 — Schedule B

The RSUs shall be subject to any special provisions set forth in Schedule B for the Executive’s country of residence, if any. If the Executive relocates to one of the countries included in Schedule B during prior to the vesting of the RSUs, the special provisions for such country shall apply to the Executive, to the extent the Company determines that the application of such provisions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Schedule B constitutes part of this Agreement.

Section 7.14 — Imposition of Other Requirements

The Company reserves the right to impose other requirements on the RSUs and the Shares acquired upon vesting of the RSUs, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Executive to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

Section 7.15 — Counterparts.

This Agreement may be executed in any number of counterparts (including by facsimile), each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

Section 7.16 — Code Section 409A.

For purposes of U.S. taxpayers, it is intended that the terms of the RSUs will comply with the provisions of Section 409A of the Code and the Treasury Regulations relating thereto so as not to subject the Executive to the payment of additional taxes and interest under Section 409A of the Code, and this Agreement will be interpreted, operated and administered in a manner that is consistent with this intent. In furtherance of this intent, the Committee may adopt such amendments to this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, in each case, without the consent of the Executive, that the Committee determines are reasonable, necessary or appropriate to comply with the requirements of Section 409A of the Code and related U.S. Department of Treasury guidance. In that light, the Willis Group makes no representation or covenant to ensure that the RSUs that are intended to be exempt from, or compliant with, Section 409A of the Code are not so exempt or compliant or for any action taken by the Committee with respect thereto.

IN WITNESS WHEREOF, the Company and the Executive have each executed this Agreement.

WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY

By:
Name:
Title:

SCHEDULE A

ACCEPTANCE FORM TO RESTRICTED SHARE UNIT AWARD AGREEMENT

WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Name

Number of RSUs Granted

Grant Date

I accept the grant of the Restricted Share Units (“RSUs”) under the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time, and I agree to be bound by the terms and conditions of the Restricted Share Unit Award Agreement dated [insert date] and any country-specific terms set forth in Schedule B, thereto.

Signature:

Address:

Once completed, please return one copy of this form to:

Share Plans
Willis Group Holdings Public Limited Company
c/o Willis North America, Inc.
One World Financial Center
New York, NY 10281
U.S.A.

This form should be returned to the above address within 45 days of receipt. Your RSUs may be cancelled if your form is not received by that date.

SCHEDULE B

COUNTRY-SPECIFIC APPENDIX TO RESTRICTED SHARE UNIT AWARD AGREEMENT
(Performance and Time-Based Restricted Share Units)

WILLIS GROUP HOLDINGS
2001 SHARE PURCHASE AND OPTION PLAN

(AS AMENDED AND RESTATED ON DECEMBER 30, 2009 BY WILLIS GROUP
HOLDINGS LIMITED AND AS AMENDED AND RESTATED AND
ASSUMED BY WILLIS GROUP HOLDINGS PUBLIC LIMITED COMPANY
ON DECEMBER 31, 2009)

Terms and Conditions

This Schedule B includes additional terms and conditions that govern the Restricted Share Unit Award granted to the Executive under the Willis Group Holdings 2001 Share Purchase and Option Plan, as amended from time to time (the “Plan”) if the Executive resides in one of the countries listed below. This Schedule B forms part of the Agreement. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement or the Plan.

Notifications

This Schedule B also includes information based on the securities, exchange control and other laws in effect in the Executive’s country as of June 2011. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Executive not rely on the information noted herein as the only source of information relating to the consequences of the Executive’s participation in the Plan because the information may be out of date at the time the RSUs vest under the Plan.

In addition, the information is general in nature. The Company is not providing the Executive with any tax advice with respect to the RSUs. The information is provided below may not apply to the Executive’s particular situation, and the Company is not in a position to assure the Executive of any particular result. Accordingly, the Executive is strongly advised to seek appropriate professional advice as to how the tax or other laws in the Executive’s country apply to the Executive’s situation.

Finally, if the Executive is a citizen or resident of a country other than the one in which the Executive is currently working, transfers employment after the Grant Date, or is considered a resident of another country for local law purposes, the notifications contained herein may not be applicable to the Executive, and the Company shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Executive.

UNITED KINGDOM

Terms and Conditions

Tax Withholding Obligations.  The following provisions supplement Section 2.5 of the Agreement:

The Executive agrees that if he or she does not pay or the Employer or the Company does not withhold from the Executive the full amount of Tax-Related Items that the Executive owes at vesting of the RSUs, or the release or assignment of the RSUs for consideration, or the receipt of any other benefit in connection with the RSUs (the “Taxable Event”), within 90 days after the Taxable Event or such other period specified in section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount of any uncollected income taxes will constitute a benefit to Participant on which additional income tax and national insurance contributions (“NICs”), including the Employer’s NICs (as defined below) will be payable. The Executive acknowledges that the Company or the Employer may recover any such additional income tax and NICs at any time thereafter by any of the means referred to in the Section 2.5 of the

Agreement, although the Executive acknowledges that the Executive ultimately will be responsible for reporting any income tax or NICs due on this additional benefit directly to HMRC under the self-assessment regime.

Joint Election.  In the case of Executives who are U.K. tax residents, the RSU Award is conditional upon the Executive hereby agreeing to accept any liability for any employer National Insurance contributions (“Employer NICs”) which may be payable by the Employer in connection with the vesting, assignment, release or cancellation of any RSUs. The Employer NICs may be collected by the Company or the Employer using any of the methods described in Section 2.5. Without prejudice to the foregoing, the Executive agrees to execute a joint election with Company and/or the Employer (“Election”), the form of such Election being formally approved by Her Majesty’s Revenue & Customs (“HMRC”), and any other consent or elections required to accomplish the transfer of the Employer NICs to the Executive. The Executive further agrees to execute such other joint elections as may be required between the Executive and any successor to the Company and/or the Employer. If the Executive does not make an Election prior to the vesting of the RSUs or if approval to the Election is withdrawn by HMRC and a new Election is not entered into, without any liability to the Company, the Employer or any Subsidiary, the RSUs shall become null and void without any liability to the Company and/or the Employer.

UNITED STATES OF AMERICA

There are no country-specific provisions.